UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Royal Caribbean Cruises Ltd.

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ROYAL CARIBBEAN CRUISES LTD. 1050 Caribbean Way Miami, Florida 33132
Notice of Annual Meeting of Shareholders
To Be Held May 26, 2006

To the Shareholders of
ROYAL CARIBBEAN CRUISES LTD.
      Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. (the “Company”) will be held at 9:00 A.M. on Friday, May 26, 2006 at the Hyatt Regency, 400 SE 2nd Avenue, Miami, Florida.
      The Annual Meeting will be held for the following purposes:

1. To elect three directors to the Company’s Board of Directors;

2. To ratify the selection of the Company’s independent registered certified public accounting firm; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.
      The Board of Directors has fixed the close of business on April 17, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. This proxy statement and accompanying proxy card are being distributed on or about April 26, 2006.
      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, the Company requests that you promptly fill in, sign and return the enclosed proxy card.

Bradley H. Stein,
Acting Secretary
April 20, 2006

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 26, 2006

GENERAL INFORMATION
Who May Vote
      Holders of the Company’s common stock, par value $.01 per share, as reflected in our records on April 17, 2006, may vote at the Annual Meeting of Shareholders to be held on May 26, 2006, and any adjournment or postponement thereof.
      As of April 17, 2006, the Company had 211,888,253 issued and outstanding shares of common stock. Each issued and outstanding share is entitled to one vote.
How to Vote
      You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.
How Proxies Work
      All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of the directors named elsewhere in this proxy statement and for ratification of the selection of the independent registered certified public accounting firm. Abstentions are counted as present in determining the existence of a quorum but will not have the effect of votes in opposition to the election of a director or a “no” vote on proposal 2. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on these items even if it does not receive voting instructions from you.
Matters to be presented
      We are not aware of any matters to be presented for a vote at the Annual Meeting of Shareholders other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.
Vote necessary to approve proposals

Item	Vote Necessary

Election of directors	Directors are elected by a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy.
Ratification of Independent Registered Certified Public Accounting Firm	A majority of the votes represented by the shares of common stock present at the meeting in person or by proxy is required for the ratification of the Company’s independent registered certified public accounting firm.

Revoking a Proxy
      Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Corporate Secretary of the Company or by signing and submitting a later-dated proxy. Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.
CORPORATE GOVERNANCE
      The Company has adopted corporate governance standards which, along with board committee charters and key committee practices, provide the framework for the governance of the Company. The corporate governance standards address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. The Company believes that the corporate governance standards comply with the corporate governance rules adopted by the NYSE. A copy of the corporate governance standards of the Company is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.
About the Board and its Committees
      The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Director Affairs Committee and an Environmental, Safety and Security Committee. The functions of each of these committees are described below and a copy of the charter of each committee is posted in the corporate governance section on the Company web site at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.

The Board	The Company is governed by the Board and various committees of the Board that meet throughout the year. During 2005, there were five meetings of the Board, and a total of 21 committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance standards provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold one regularly scheduled meeting a year. The Chairman of the Nominating and Director Affairs Committee of the Board will preside at such meetings. There were two meetings in 2005 of non-management directors and two meetings of independent directors.

The Company does not have a formal policy regarding the Board members’ attendance at the annual shareholders meeting. Because the 2005 Annual Meeting of Shareholders was not held in conjunction with a Board meeting, Richard D. Fain was the only Board member who attended such meeting.

Committees of the Board	The Board has four committees. The following describes for each committee its current membership, the number of meetings held during 2005 and its mission.

Audit Committee	The members of the Audit Committee are William L. Kimsey (Chair and Financial Expert), Bernard W. Aronson and Gert W. Munthe. Each member of the committee is independent as defined under NYSE rules. See “Director Independence.”

The Audit Committee met eleven times in 2005.

The Audit Committee is responsible for the oversight of:

• the integrity of the financial statements of the Company;

• the independent auditor’s qualifications and independence;

• the performance of the Company’s internal audit function and independent registered certified public accounting firm; and

• the compliance by the Company with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the independent registered certified public accounting firm the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission, which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Mr. Kimsey qualifies as an audit committee financial expert. Mr. Kimsey also serves on the audit committee of three other public companies. The Board of Directors has determined that Mr. Kimsey’s simultaneous service on these other audit committees does not and will not impair his ability to effectively serve on the Company’s audit committee.

Compensation Committee	The members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Laura Laviada and Gert W. Munthe. Each member of the Compensation Committee is independent as defined under NYSE rules.

The Compensation Committee met three times in 2005.

The Compensation Committee has overall responsibility for evaluating and approving the executive compensation plans, policies and programs of the Company, including the administration of the stock award plans and the granting of awards under the plans. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of all other executive officers of the Company. The Compensation Committee is responsible for preparing the Compensation Committee Report required by the rules of the U.S. Securities and Exchange Commission, which is included in this proxy statement under the heading “Report of the Compensation Committee.”

Nominating and Director Affairs Committee	The members of the Nominating and Director Affairs Committee are Thomas J. Pritzker (Chair), Arvid Grundekjoen, Eyal Ofer and Arne Alexander Wilhelmsen. Each member of the committee is independent as defined under NYSE rules.

The Nominating and Director Affairs Committee met four times in 2005. The Nominating and Director Affairs Committee assists the Board by identifying qualified individuals for nomination as members of the Board of Directors and of Board committees, recommending to the Board corporate governance guidelines, reviewing and making recommendations to the Board concerning Board committee structure, operations and board reporting, and evaluating board and management performance.

The Company has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Director Affairs Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Committee to date has not felt it necessary to adopt such a policy. Nonetheless, the Company has adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth below under “Proposals of Shareholders for Next Year.”

In assessing candidates, the Committee considers the personal and professional ethics, integrity and values of the candidate and his or her ability to represent the long-term interests of the shareholders. The Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, the applicable independence requirements and the current composition of the Board. Although the Shareholders’ Agreement between the two principal shareholders of the Company limits the ability of the Committee to identify all candidates, the Committee is nonetheless committed to ensuring that all candidates satisfy the foregoing qualifications. For a description of the Shareholders’ Agreement, see “Shareholders’ Agreement” below.

Environmental, Safety and Security Committee	The members of the Environmental, Safety and Security Committee are William K. Reilly (Chair), John D. Chandris and Eyal Ofer. A majority of the members of the Environmental, Safety and Security Committee are independent as defined under NYSE rules.

The Environmental, Safety and Security Committee met three times in 2005.

The Environmental, Safety and Security Committee assists the Board in its oversight of the Company’s management concerning the implementation and monitoring of the Company’s environmental, safety and security programs and policies. As part of its responsibilities, the Committee monitors the Company’s overall environmental compliance on board its cruise ships and reviews safety and security programs and policies on board its cruise ships.

Director Independence
      The Company’s corporate governance standards contain guidelines established by the Board to assist it in determining director independence as defined by the listing standards of the NYSE. The Company’s corporate governance standards state that a majority of the Company’s directors shall be independent directors under NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.
      To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if, within the preceding three years: (i) the director was employed by the Royal Caribbean Group, or an immediate family member was employed as an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman or interim Chief Executive Officer (“CEO”); (ii) the director or an immediate family member received more than $100,000 in any year in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other deferred compensation for prior service, (C) compensation for former services as an interim Chairman or interim CEO, or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group; (iii) the director was employed by or affiliated with the Company’s independent registered certified public accounting firm; (iv) an immediate family member of the director was affiliated with or employed by the Company’s independent registered certified public accounting firm as a partner, principal or manager; or (v) an executive officer of the Company was on the compensation committee of the Board of Directors of a company which employed the Company director as an executive officer, or which employed an immediate family member of the director as an executive officer;

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company he or she serves as an executive officer or employee; (ii) if a Royal Caribbean director is an executive officer or employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an executive officer or employee; and (iii) if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer;

•	A director will not be independent if: (i) the director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,0000 (whichever is greater) of the annual consolidated revenues of the other company; and (ii) an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the consolidated annual revenues of the other company.
      Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company. See “Proposal 1 — Election of Directors — Director Compensation — Consulting Agreement with William K. Reilly.”
Code of Ethics
      The Board has adopted a Code of Business Conduct and Ethics that applies to all employees of the Company, including its executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on the Company web site at www.rclinvestor.com and is available in print to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on the Company website at www.rclinvestor.com.
Contacting Members of the Board of Directors
      Shareholders who wish to communicate with non-management members of the Board of Directors can address their communications to the attention of the Corporate Secretary of the Company at its principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Nominating and Director Affairs Committee (the “Committee Chair”), who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary shall periodically provide the Committee Chair with a summary of all such communications. The Committee Chair shall notify the Board of Directors or the chairs of the relevant committees of the Board of those matters that he or she believes are appropriate for further action or discussion.
INFORMATION REGARDING CERTAIN SECURITY HOLDERS
Principal Shareholders
      Unless otherwise stated, this table sets forth information as of February 10, 2006 about persons we know to beneficially own more than five percent of any class of our voting common stock.

	Amount		Percent of
Name of Beneficial Owner	Beneficially Owned		Ownership

A. Wilhelmsen AS	42,966,472	(1)	20.4%
Cruise Associates	33,281,900	(2)	15.8%
Osiris Holdings Inc.	37,019,400	(3)	17.5%
FMR Corp.	17,135,661	(4)	8.1%
Oppenheimer Capital LLC and PEA Capital LLC	11,683,645	(5)	5.6%
Barclays Global Investors, NA	17,486,419	(6)	8.3%
Barclays Global Investors Japan Trust And Banking Company Limited	21,116,985	(7)	10.0%

(1)	A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(2)	Cruise Associates is a Bahamian general partnership, the indirect beneficial owners of which are various trusts primarily for the benefit of certain members of the Pritzker family and various trusts primarily for the benefit of certain members of the Ofer family. The address of Cruise Associates is c/o CIBC Trust Company (Bahamas) Ltd., Post Office Box N-3933, Nassau, Bahamas.

(3)	Includes 33,281,900 shares owned by Cruise Associates, 3,000,000 shares owned by Osiris Holdings, Inc. (“Osiris”) and 737,500 shares owned by a subsidiary of Osiris. Osiris is a general partner of Cruise Associates and disclaims beneficial ownership of the shares beneficially owned by Cruise Associates. The address of Osiris Holdings Inc. is c/o L’Estoril, 31 Avenue Princess Grace, MC 98000 Monaco.

(4)	According to a Schedule 13G/A filed by FMR Corp. on February 14, 2006 with the U.S. Securities and Exchange Commission, FMR Corp. beneficially owns 17,135,661 shares of common stock as of December 31, 2005. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	According to a Schedule 13G filed jointly by Oppenheimer Capital LLC and PEA Capital LLC on February 10, 2006 with the U.S. Securities and Exchange Commission, Oppenheimer Capital LLC and PEA Capital LLC beneficially own 11,683,645 shares of common stock as of December 31, 2005. The address of both Oppenheimer Capital LLC and PEA Capital LLC is 1345 Avenue of the Americas, New York, New York 10105.

(6)	According to a Schedule 13G/ A filed by Barclays Global Investors, NA on March 8, 2006 with the United States Securities and Exchange Commission, Barclays Global Investors, NA beneficially owns 17,486,419 shares of common stock as of February 28, 2006. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(7)	According to a Schedule 13G/ A filed by Barclays Global Investors Japan Trust And Banking Company Limited on March 8, 2006 with the U.S. Securities and Exchange Commission, Barclays Global Investors Japan Trust And Banking Company Limited beneficially owns 21,116,985 shares of common stock as of February 28, 2006. The address of Barclays Global Investors Japan Trust and Barclay Company is 45 Fremont Street, San Francisco, California 94105.
Security Ownership of Directors and Executive Officers
      This table sets forth information as of February 10, 2006 about the amount of common stock beneficially owned by our current directors, the executive officers named in the Summary Compensation Table below, and the current directors and executive officers as a group.
      The number of shares beneficially owned by each named person or entity is determined under rules of the U.S. Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Amount		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Ownership(2)

Bernard W. Aronson	96,741		*
John D. Chandris	61,741		*
Richard D. Fain	2,028,016	(3)	1.0%
Adam M. Goldstein	169,639		*
Arvid Grundekjoen	31,741		*
Daniel J. Hanrahan	50,890		*
William L. Kimsey	9,741		*
Laura Laviada	91,741		*
Luis E. Leon	61,060		*
Gert W. Munthe	21,741		*
Eyal Ofer	121,741	(4)	*
Thomas J. Pritzker	296,349	(4)	*
William K. Reilly	44,591		*
Bernt Reitan	654		*
Brian J. Rice	40,981		*
Arne Alexander Wilhelmsen	42,968,213	(5)	20.4%
All directors and executive officers as a group	46,078,412	(3)(4)(5)	21.8%

(1)	With respect to each beneficial owner, shares issuable upon exercise of his or her options that are exercisable on or within 60 days of February 10, 2006 are deemed to be outstanding for the purpose of computing the number of shares and percentage of common stock owned. Includes the following shares of common stock for which the following persons hold options exercisable on or within 60 days of February 10, 2006: Mr. Aronson, 96,035; Mr. Chandris, 61,035; Mr. Fain, 790,436; Mr. Goldstein, 120,271; Mr. Grundekjoen, 11,035; Mr. Hanrahan, 46,575; Mr. Kimsey, 9,035; Ms. Laviada, 91,035; Mr. Leon, 45,606; Mr. Munthe, 21,035; Mr. Ofer 96,035; Mr. Pritzker, 66,035; Mr. Reilly, 41,035; Mr. Reitan 413; Mr. Rice, 35,843; Mr. Wilhelmsen 1,035; and all directors and executive officers as a group, 1,532,494. Includes the following restricted stock units held by the following persons for which the restrictions lapse on or within 60 days of February 10, 2006: Mr. Fain, 10,312; Mr. Goldstein 4,365; Mr. Hanrahan 2,422; Mr. Leon 8,901; Mr. Rice 2,642; and all directors and executive officers as a group, 28,642.

(2)	An asterisk denotes less than 1% of the outstanding common stock.

(3)	Includes 247 shares held by Mr. Fain’s daughter, 646,970 shares issued to a trust for the benefit of Mr. Fain, and 571,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family.

(4)	Does not include 33,281,900 shares held by Cruise Associates.

(5)	Includes 42,966,472 shares held by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of those shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      In February 2005, the Company ceased to be a “foreign private issuer” for purposes of U.S. securities laws. As a result, each of the Company’s directors, executive officers and holders of 10% or more of the Company’s common stock (each a “reporting person”) became subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirement to file Forms 3, 4 and 5. Based upon a review of Forms 3 and 4 filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2005 annual meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act with the exception of one change in beneficial ownership report on Form 4 filed by Mr. Fain relating to a quarterly distribution of stock to a trust for the benefit of Mr. Fain in connection with his employment with the Company. This report has subsequently been filed.
Shareholders’ Agreement
      A. Wilhelmsen AS and Cruise Associates are parties to a Shareholders’ Agreement dated as of February 1, 1993 as amended (the “Shareholders’ Agreement”) and, pursuant thereto, have agreed upon certain matters relative to the organization and operation of the Company and certain matters concerning their respective ownership of the Company’s voting stock. Pursuant to the Shareholders’ Agreement, Wilhelmsen and Cruise Associates have agreed to vote their shares of common stock in favor of the following individuals as directors of the Company: (i) up to four nominees of Wilhelmsen (at least one of whom must be independent); (ii) up to four nominees of Cruise Associates (at least one of whom must be independent); and (iii) one nominee who must be Richard D. Fain or such other individual who is then employed as the Company’s chief executive officer.
      Of the persons nominated for election at the 2006 Annual Meeting, Wilhelmsen has nominated Arvid Grundekjoen and Cruise Associates has nominated Bernard W. Aronson. Of the remaining directors, Wilhelmsen nominated Gert W. Munthe, Bernt Reitan and Arne Alexander Wilhelmsen, and Cruise Associates nominated Laura Laviada, Eyal Ofer and Thomas J. Pritzker.

PROPOSAL 1: ELECTION OF DIRECTORS
Directors Standing for Election
      The Board of Directors is currently divided into three classes. The current term of office of directors in Class I expires at the 2006 Annual Meeting. The Board has proposed to nominate the three nominees described below, each of whom is currently serving as a Class I director, to be elected for a new term of three years and until his successor is duly elected and qualified. Upon the election of the nominees named below, there will be a total of eleven directors consisting of three directors in Class I and four directors in each of Class II and Class III. The election of each of the nominees to the Board of Directors requires the approval of a majority of the votes cast at the Annual Meeting.
      Each of the nominees has consented to serve as a director. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. The Class I directors standing for election are:
      Bernard W. Aronson, 59, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Global Hyatt Corporation and Mariner Energy Incorporated.
      Richard D. Fain, 58, has served as a Director since 1981 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain is Chairman of the International Council of Cruise Lines, an industry trade organization. Mr. Fain has been involved in the shipping industry for over 25 years.
      Arvid Grundekjoen, 50, has served as a Director since November 2000. He serves as Chairman of the Supervisory Board of Anders Wilhelmsen & Co. AS, the management company for the companies owned by A. Wilhelmsen AS, and serves as Chairman of the supervisory boards of Statkraft AS and Creati AS. Mr. Grundekjoen has previously served as Chief Executive Officer of Anders Wilhelmsen & Co. AS.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
Directors Continuing in Office

Class II Directors
      The following Class II directors are serving for a term ending in 2007:
      William L. Kimsey, 63, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board of Western Digital Corporation, Parsons Corporation, Accenture, Ltd. and NAVTEQ Corporation. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.
      Gert W. Munthe, 49, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Ferd Private Equity, a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. He served in the Royal Norwegian Navy and was previously with McKinsey & Co.

      Thomas J. Pritzker, 55, has served as a Director since February 1999. Mr. Pritzker is Chairman and Chief Executive Officer of Global Hyatt Corporation and The Pritzker Organization LLC. He is a partner in the law firm of Pritzker & Pritzker. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and the Art Institute of Chicago.
      Bernt Reitan, 58, has served as a director of the Company since September 2004. Mr. Reitan is an Executive Vice President of Alcoa Inc. and is the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named president of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a vice president of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of the International Primary Aluminum Institute and holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway.

Class III Directors
      The following Class III directors are serving for a term ending in 2008:
      Laura Laviada, 55, has served as a Director since July 1997. Ms. Laviada sits on the board of several public and not-for-profit companies in Mexico, including Telmex, and Grupo Financiero Inbursa, as well as Pro Mujer (an organization that provides mircro credit for women in Mexico) and the Museum of San Ildefonso. Recently, Ms. Laviada participated with a group of investors in acquiring a controlling stake in Grupo Aeroportuario del Pacifico which operates 12 airports in Mexico’s Pacific region, including those in Puerto Vallarta, Guadalajara, Los Cabos and Tijuana. Ms. Laviada is also actively involved in the restoration and development of Mexico City’s downtown area. Prior to 2000, Ms. Laviada was the Chairman and Chief Executive Officer of Editorial Televisa, S.A. de C.V., the largest Spanish language magazine publisher in the world with 40 titles distributed throughout 19 countries.
      Eyal Ofer, 55, has served as a Director since May 1995. Mr. Ofer has served as the Chairman of Carlyle M.G. Limited since May 1991.
      William K. Reilly, 66, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., an investment group that finances water and renewable energy companies. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the Payne Visiting Professor at Stanford University’s Institute of International Studies, president of World Wildlife Fund and of The Conservation Foundation. He is Chairman of the World Wildlife Fund and of the Board of Advisors to the Nicholas Institute for Environmental Policy Solutions at Duke University, and also serves on the board of trustees of the American Academy in Rome and the Packard Foundation. He serves as a director of E.I. Du Pont de Nemours and Company, ConocoPhillips and Eden Springs Ltd.
      Arne Alexander Wilhelmsen, 40, has served as a Director since May 2003. Mr. Wilhelmsen is a member of the board of directors of A. Wilhelmsen AS and other companies affiliated with A. Wilhelmsen AS and has held since 1995 a variety of managerial positions with such entities. In 2005, Mr. Wilhelmsen was elected President and Chief Executive Officer of Anders Wilhelmsen & Co. AS, the management company for the companies owned by A. Wilhelmsen AS. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and since 2001 has served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that is responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen has a Masters of Business Administration from IMD, Lausanne, Switzerland.

Director Compensation
      Directors who are Company employees do not receive any fees for their services as directors. Each non-employee director receives an annual retainer of $45,000 and $1,200 for each Board meeting attended in his or her capacity as director and $1,200 for each committee meeting attended. The Chair of the Audit Committee receives an additional annual retainer of $20,000, the Chair of the Compensation Committee receives an additional annual retainer of $10,000 and the Chairs of the Nominating and Director Affairs, and Environmental, Safety and Security Committees receive an additional annual retainer of $6,000. Other members of the Audit Committee receive an additional annual retainer of $10,000 and other members of the Compensation, Nominating and Director Affairs, and Environmental, Safety and Security Committees receive an additional annual retainer of $3,000. The foregoing fees are subject to a cap of $100,000 per year per director. Fees received by a director may be deferred in whole or in part under the Deferred Compensation Plan for the Board of Directors. Non-employee directors are reimbursed for travel expenses for meetings attended.
      At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $70,000. Two-thirds of this annual grant is awarded in the form of restricted stock units and one-third is awarded in the form of options to purchase the Company’s common stock. Directors are encouraged to accumulate ownership of at least $100,000 of the Company’s common stock by 2008, including the value of restricted stock units.
      The Company believes that it is critical for the Board members to understand and appreciate its product and customers and wants to encourage them to cruise. Therefore, the Company provides Board members with one passenger cabin, upon request, on a complimentary basis. Immediate family traveling with Board members will receive a “family rate” of $40 per person per day. Non-family guests of Board members may purchase the cabin of their choice at a 25% reduction of the “lowest available fare” at time of booking.

Consulting Arrangement with William K. Reilly
      The Company has a consulting arrangement with Mr. Reilly under which it pays him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, the Company’s environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund. This consulting arrangement is subject to review and renewal each January.
Certain Transactions
      During the year ended December 31, 2005, the Company paid the Global Hyatt Corporation $1,939,000 for accommodations it provided to our vacation customers and for our use of hotel facilities for corporate functions. In addition, Company employees stay from time to time at Hyatt Hotels when traveling for work-related purposes and the Company reimburses the employees for such costs. The Company paid Red Sail Sports $648,000 to provide Caribbean shore excursions to our cruise passengers. Mr. Thomas J. Pritzker, one of the Company’s directors and shareholders, is Chairman and Chief Executive Officer of the Global Hyatt Corporation and is affiliated with Red Sail Sports.
      During the year ended December 31, 2005, the Company paid an affiliate of A. Wilhelmsen AS $225,900 for recruiting the Company’s Norwegian crew. Mr. Arne Alexander Wilhelmsen is a director of A. Wilhelmsen AS and Mr. Arvid Grundekjoen is Chairman of the Supervisory Board of an affiliate of A. Wilhelmsen AS. Both Mr. Wilhelmsen and Mr. Grundekjoen are directors and shareholders of the Company.
      In 2005, the Company participated in a consortium with other parties that submitted a bid to acquire the concession to develop and operate the Galata Cruise Port in Istanbul, Turkey pursuant to a competitive bid tender by the government of Turkey. After the consortium tendered the bid, the government cancelled the bid tender. If the consortium had been awarded the bid, the Company would have participated in the venture with a 20% interest and an affiliate of the family of Mr. Eyal Ofer, one of the Company’s directors and shareholders, would have participated with a 21% interest.

      During the year ended December 31, 2005, the Company paid Drinker Biddle & Reath $195,618 for legal services. The father of Mr. Adam Goldstein, President of Royal Caribbean International, is a partner at Drinker Biddle & Reath.
      In 2005, the Company paid Out of the Blue Advertising $594,000 for advertising and marketing services. A son-in-law of Mr. Richard Fain, Chairman and CEO of the Company, was employed as a graphic artist by Out of the Blue Advertising during a portion of 2005.
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has served as the Company’s independent registered certified public accounting firm for over 15 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.
      Although ratification by the shareholders of the appointment of the independent registered certified public accounting firm for the Company is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selection of another accounting firm for 2006 and future years.
      Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were:

	2005	2004

Audit fees	$1,461,489	$1,651,375
Audit related fees	46,000	42,000
Tax fees	69,820	213,002
All other fees	1,500	1,400

Total	$1,578,809	$1,907,777

      Pursuant to the terms of its charter, the Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent registered certified public accounting firm. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered certified public accounting firm but must report any such approvals to the Committee at its next meeting. Our Audit Committee was not called upon in the years ended December 31, 2005 or 2004 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the U.S. Securities and Exchange Commission.
      The audit fees for the years ended December 31, 2005 and 2004 were for professional services rendered for the annual audits of our consolidated financial statements, statutory audits required by foreign jurisdictions, quarterly reviews, issuance of consents and review of documents filed with the U.S. Securities and Exchange Commission. In addition, the audit fees for the years ended December 31, 2005 and 2004 included services related to the audit of internal control over financial reporting in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
      The audit related fees for the years ended December 31, 2005 and 2004 were for the audits of employee benefit plans.
      Tax fees for the year ended December 31, 2005 were for services performed in connection with international tax compliance. Tax fees for the year ended December 31, 2004 were for services performed in connection with income tax compliance, consulting and tax research services, assistance with tax audits and expatriate tax services.

      The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.
REPORT OF THE AUDIT COMMITTEE
      In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered certified public accounting firm.
      It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ and the independent registered certified public accounting firm’s responsibilities are to review and, when appropriate, audit the financial statements and internal controls over financial reporting. The independent registered certified public accounting firm has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.
      The Audit Committee has reviewed and discussed the audited financial statements contained in the 2005 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its independent registered certified public accounting firm. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent registered certified public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended and has discussed with the independent registered certified public accounting firm their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered certified public accounting firm.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the U.S. Securities and Exchange Commission.
THE AUDIT COMMITTEE
OF ROYAL CARIBBEAN CRUISES LTD.
William L. Kimsey, Chairman
Bernard W. Aronson
Gert W. Munthe

EXECUTIVE COMPENSATION
      The following table sets forth information concerning the compensation paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers, measured by base salary and annual bonus, during the Company’s fiscal years ended December 31, 2005, 2004 and 2003.
Summary Compensation Table

					Long-Term Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	(#)	($)(4)

Richard D. Fain	2005	950,000	2,744,610		899,984	14,606	81,534
Chairman of the Board and	2004	986,539	2,119,688		899,988	23,566	81,442
Chief Executive Officer	2003	950,000	518,938		—	—	79,535
Adam M. Goldstein	2005	511,538	897,356		599,996	4,869	47,090
President, Royal Caribbean	2004	430,769	453,836		700,008	7,855	44,508
International	2003	400,000	165,600		—	—	43,656
Daniel J. Hanrahan(5)	2005	410,385	568,901		337,487	6,694	42,077
President, Celebrity Cruises
Luis E. Leon	2005	542,308	979,997		550,011	7,303	51,683
Executive Vice President	2004	508,654	743,285		1,050,013	11,783	48,913
and Chief Financial Officer	2003	173,588	254,844	$7,874	—	100,000	9,837
Brian J. Rice	2005	327,336	548,384		449,990	7,303	44,570
Executive Vice President,	2004	286,971	233,810		449,994	11,783	37,809
Revenue Performance	2003	274,537	100,105		—	—	36,316

(1)	Each of the named executive officers receives an annual salary that is based on 26 pay periods in a year. There were 27 pay periods in 2004 and as a result, the actual pay received by each of the executive officers (as shown in the table above) exceeded their annual salary amount.

(2)	With respect to 2003, includes a payment to Mr. Leon to cover his tax liability incurred in connection with the Company’s reimbursement of his relocation expenses when he joined the Company, pursuant to the terms of his prior employment agreement with us. In each of 2005, 2004 and 2003, each of the executive officers listed above received personal benefits in an amount less than $50,000 (the minimum amount required for disclosure under the rules of the U.S. Securities and Exchange Commission).

(3)	On February 10, 2005, the Company granted the following restricted stock units to the following persons: Mr. Fain, 18,779 units; Mr. Goldstein, 6,260 units; Mr. Hanrahan, 2,869 units; Mr. Leon, 9,390 units; and Mr. Rice, 3,130 units. The per share value of the common stock on the date of grant was $47.93. On April 25, 2005, the Company granted the following restricted stock units to the following persons: Mr. Goldstein, 7,032 units; Mr. Hanrahan, 4,688 units; Mr. Leon, 2,344 units; and Mr. Rice, 7,032 units. The per share value of the common stock on the date of grant was $42.66. All restricted stock units were granted under the Company’s Amended and Restated 2000 Stock Award Plan and vest ratably on an annual basis over four years, subject to the executive officer remaining employed on each applicable vesting date, but subject to earlier vesting as provided in this plan. The aggregate number of shares and their value with respect to the named executive officers on December 31, 2005 for unvested restricted stock unit holdings were: Mr. Fain, 35,628 shares of common stock ($1,601,300); Mr. Goldstein, 26,397 shares of common stock ($1,186,413); Mr. Hanrahan, 15,279 shares of common stock ($686,715); Mr. Leon, 31,392 shares of common stock ($1,410,913); and Mr. Rice, 18,586 shares of common stock ($835,348). The dollar values are based on the average of the high and low price of the common stock on December 30, 2005 ($44.95). Holders of restricted stock units do not have any voting rights with respect to the shares underlying these units.

(4)	This column includes (with respect to amounts applicable to 2005): (a) contributions to Company’s Retirement Plan (Mr. Fain, $25,200; Mr. Goldstein, $25,200; Mr. Hanrahan, $21,000; Mr. Leon, $16,800; and Mr. Rice, $25,200); (b) contributions to Company’s Supplemental Executive Retirement

Plan (Mr. Fain, $16,783; Mr. Goldstein, $16,783; Mr. Hanrahan, $13,986; Mr. Leon, $11,189; and Mr. Rice, $14,080); and (c) premiums attributable to Company-sponsored life insurance policies (Mr. Fain, $39,551; Mr. Goldstein, $5,107; Mr. Hanrahan, $7,091; Mr. Leon, $23,695; and Mr. Rice, $5,290).

(5)	Compensation information for Mr. Hanrahan is not provided for 2003 and 2004 because Mr. Hanrahan was not an executive officer of the Company during those years.

Stock Option/ SAR Grants in Last Fiscal Year
      The following table sets forth information concerning grants of stock options made to the executive officers named in the Summary Compensation Table during the Company’s fiscal year ended December 31, 2005. The Company has not granted any stock appreciation rights to its executive officers.
OPTION/ SAR GRANTS IN LAST FISCAL YEAR (2005)(1)

	Individual Grant

		Percent of
	Number of	Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present
Name	Granted (#)	Fiscal Year (%)	($/Sh)	Date	Value ($)(2)

Richard D. Fain	14,606	2.30	47.93	2/10/2015	300,007
Adam M. Goldstein	4,869	0.77	47.93	2/10/2015	100,009
Daniel J. Hanrahan	6,694	1.05	47.93	2/10/2015	137,495
Luis E. Leon	7,303	1.15	47.93	2/10/2015	150,004
Brian J. Rice	7,303	1.15	47.93	2/10/2015	150,004

(1)	Options are for the purchase of common stock and were granted on February 10, 2005 under the Company’s Amended and Restated 2000 Stock Award Plan. The exercise price of each of the options granted was the fair market value of a share of common stock on the date of grant. All options vest ratably on an annual basis over four years, subject to the executive officer remaining employed on each applicable vesting date, but subject to earlier vesting as provided by this plan.

(2)	These amounts represent the estimated present value of options at the grant date using the Black-Scholes option-valuation model. The following assumptions were used in developing the grant valuations: (i) an expected volatility of approximately 48.8%; (ii) an expected term to exercise of an average of five years; (iii) an interest rate of approximately 3.5%; and (iv) a dividend yield of 1.0%. The actual value realized by the executive officers will depend on the extent to which the market value of the common stock exceeds the exercise price of the options on the date the options are exercised. There is no assurance that the values realized by the named executive officer will be at or near the values estimated above. These amounts should not be used to predict share performance.

Aggregated Option and SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values
      The following table sets forth information concerning option exercises by the executive officers named in the Summary Compensation Table during the Company’s fiscal year ended December 31, 2005 and the value of options held at December 31, 2005 by such individuals.
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR (2005)
AND FISCAL YEAR END OPTION/ SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at Fiscal Year (#)		at Fiscal Year End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard D. Fain	—	—	1,230,892	32,280	28,726,670	86,338
Adam M. Goldstein	—	—	117,089	18,760	1,425,610	231,138
Daniel J. Hanrahan	—	—	42,201	14,794	103,622	39,569
Luis E. Leon	—	—	40,834	78,252	641,248	1,070,812
Brian J. Rice	—	—	31,071	16,140	64,903	43,169
Agreements with Executive Officers

Employment Agreement with Mr. Richard D. Fain
      We have entered into an agreement dated December 21, 2001 with Mr. Richard D. Fain, our Chairman and Chief Executive Officer, which governs the terms and conditions of his employment with us. The following is a description of the material terms of this agreement.
      Compensation. The agreement provides that Mr. Fain will continue to receive all compensation (including salary, bonus, benefit plans, stock option plans, deferred compensation arrangements and pension programs) that he was receiving on the date the agreement was entered into, which shall be payable in accordance with the Company’s standard payroll practices for salaried employees. With respect to his annual bonus, the amount of the bonus and his participation in the Company’s bonus plans will be determined generally in accordance with past practice. Mr. Fain’s compensation may be increased, but cannot be decreased.
      Termination. If Mr. Fain’s employment with the Company is terminated by the Company for any reason, other than for cause, Mr. Fain is entitled to receive not less than nine months written notice. All vested stock options held by Mr. Fain shall, to the extent allowed under the terms of the relevant grant or award and subject to the approval of the Company’s Compensation Committee, be exercisable during the twelve-month period beginning on the date of Mr. Fain’s termination of employment. To the extent available to Company employees, for two years after his termination, Mr. Fain shall be entitled to participate in all health, medical and dental benefit plans of the Company, other than life and disability coverage, or be provided with comparable coverage. Mr. Fain will be responsible for paying all applicable required contributions. In the event that Mr. Fain does not receive nine months written notice of such termination, he shall be entitled to receive compensation for nine months in lieu of notice.
      Payment of Legal Fees. The Company has agreed to pay all legal and accounting fees incurred by Mr. Fain in connection with his enforcement of the agreement or any other compensation-related plan or arrangement of the Company, unless his claim is found by a court to have been frivolous.

Trust Agreement for Mr. Richard D. Fain
      We have entered into a trust agreement dated as of June 30, 1994 and amended as of September 30, 1998 (the “Trust Agreement”), with Gary Hammond, as Trustee (the “Trustee”), in order to establish a trust (the “Trust”) in favor of Mr. Fain. The following is a description of the material terms of the Trust Agreement.

      Establishment of Trust; Quarterly Contributions. On August 31, 1994, the Company deposited with the Trustee in trust 183,030 shares of the Company’s common stock as principal of the Trust. Commencing in the third quarter of 1994, the Company agreed to make additional deposits of common stock with the Trustee in an amount equal to 10,086 shares each quarter. The Company has agreed to make such quarterly contributions until the earlier of the termination of Mr. Fain’s employment or June 2014.
      Distribution to Mr. Fain and His Beneficiaries. If Mr. Fain ceases to be employed by the Company for any reason, he (or his beneficiaries) will be entitled to receive prompt distribution of the Trust assets.
      Insolvency of the Company. The Trustee shall not distribute assets to Mr. Fain or his beneficiaries if the Company is insolvent. In this case, the Trust assets shall be held for the benefit of the Company’s general creditors.
      Investment Authority. The Trust Agreement provides the Trustee with broad authority to invest the Trust assets and to do all other acts that the Trustee may deem necessary or proper to carry out any of the powers set forth in the Trust Agreement or otherwise in the best interests of the Trust.
      Disposition of Income. During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
      Death, Resignation and Removal of Trustee. The Trustee may (i) resign at any time upon written notice; provided, however, that no such resignation shall be effective until a successor Trustee has been selected and has agreed to serve as Trustee or (ii) be removed by the Company on 90 days notice or upon shorter notice accepted by the Trustee. Upon the death, resignation or removal of the Trustee and appointment of a successor Trustee, all assets held in the Trustee’s name shall be transferred to the successor Trustee. The Trust Agreement provides that Oliver Stocken shall serve as Trustee in the event of the death, resignation or removal of the Trustee. If Oliver Stocken refuses or is unable to serve as Trustee, then Enrique Piccaluga shall serve as Trustee. If Enrique Piccaluga refuses or is unable to serve as Trustee, then the Company may appoint a third party as successor to replace the Trustee, subject to Mr. Fain’s approval.
      Amendment or Termination. The Company and the Trustee may amend the Trust Agreement by written instrument executed by the Company and the Trustee, without the consent of Mr. Fain, provided such amendment does not have an adverse effect on the rights of Mr. Fain under the Trust Agreement, and by written instrument executed by both parties and consented to in writing by Mr. Fain.

Employment Agreement with Mr. Adam M. Goldstein
      We have entered into an employment agreement dated April 25, 2005, with Mr. Adam M. Goldstein, the President of Royal Caribbean International. The following is a description of the material terms of Mr. Goldstein’s employment agreement.
      Term. The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement.
      Base Salary. The agreement provides for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company.
      Bonus; Stock Awards. Mr. Goldstein is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives.
      Under the terms of the agreement, Mr. Goldstein is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.
      Termination. Mr. Goldstein’s employment can be terminated by us or by him at any time. If the Company terminates Mr. Goldstein’s employment without cause or if Mr. Goldstein resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at the Company’s discretion, in accordance with our payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Goldstein’s outplacement. At the sole discretion of the Company, Mr. Goldstein is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Non-competition and Non-solicitation. Mr. Goldstein has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period.
      Confidentiality. During the term of the agreement and subsequent to the termination of the agreement, Mr. Goldstein agrees not to disclose or use any confidential information.

Employment Agreement with Mr. Daniel J. Hanrahan
      Our subsidiary Celebrity Cruises, Inc. has entered into an employment agreement dated April 25, 2005, with Mr. Daniel J. Hanrahan, the President of Celebrity Cruises. The following is a description of the material terms of Mr. Hanrahan’s employment agreement.
      Term. The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement.
      Base Salary. The agreement provides for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company.
      Bonus; Stock Awards. Mr. Hanrahan is eligible to participate in any cash bonus compensation program available to similarly situated executives of Celebrity Cruises and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives.
      Under the terms of the agreement, Mr. Hanrahan is eligible to participate in any equity or long-term incentive plans available to full time executives of Celebrity Cruises and is eligible to receive awards under such plans as determined by Celebrity Cruises.
      Termination. Mr. Hanrahan’s employment can be terminated by Celebrity Cruises or by him at any time. If Celebrity Cruises terminates Mr. Hanrahan’s employment without cause or if Mr. Hanrahan resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at Celebrity Cruises’ discretion, in accordance with its payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Hanrahan’s outplacement. At the sole discretion of Celebrity Cruises, Mr. Hanrahan is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Non-competition and Non-solicitation. Mr. Hanrahan has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing Celebrity Cruises’ employees during this period or (ii) soliciting its employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period.
      Confidentiality. During the term of the agreement and subsequent to the termination of the agreement, Mr. Hanrahan agrees not to disclose or use any confidential information.

Employment Agreement with Mr. Luis Leon
      We have entered into an employment agreement dated March 10, 2005 with Mr. Luis E. Leon, one of our Executive Vice Presidents and our Chief Financial Officer. The following is a description of the material terms of this agreement.
      Term. The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement.
      Base Salary. The agreement provides that Mr. Leon’s base salary shall be designated from time to time by the Company in writing to Mr. Leon. The base salary may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company.
      Bonus; Stock Awards. Mr. Leon is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives.
      Under the terms of the agreement, Mr. Leon is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.
      Other Benefits. The Company has agreed to purchase a life insurance policy for Mr. Leon in an amount equal to the amount generally available to Company officers, plus an amount equal to two times Mr. Leon’s base salary.
      Termination. Mr. Leon’s employment can be terminated by us or by him at any time. If the Company terminates Mr. Leon’s employment without cause or if Mr. Leon resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at the Company’s discretion, in accordance with our payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Leon’s outplacement. At the sole discretion of the Company, Mr. Leon is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Non-competition and Non-solicitation. Mr. Leon has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period.
      Confidentiality. During the term of the agreement and subsequent to the termination of the agreement, Mr. Leon agrees not to disclose or use any confidential information.

Employment Agreement with Mr. Brian J. Rice
      We have entered into an employment agreement dated April 25, 2005, with Mr. Brian J. Rice, Executive Vice President, Revenue Performance. The following is a description of the material terms of Mr. Rice’s employment agreement.
      Term. The term of the agreement shall always be two years, unless sooner terminated as provided in the agreement.
      Base Salary. The agreement provides for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company.

      Bonus; Stock Awards. Mr. Rice is eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash bonus during the term of his employment on the same basis and under substantially the same terms as similarly situated executives.
      Under the terms of the agreement, Mr. Rice is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.
      Termination. Mr. Rice’s employment can be terminated by us or by him at any time. If the Company terminates Mr. Rice’s employment without cause or if Mr. Rice resigns for “good reason” (as defined in the agreement), he is entitled to receive: an amount equal to two times his annual base salary which shall be payable, at the Company’s discretion, in accordance with our payroll practices or in periodic lump sums; his target annual bonus that would have been earned during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to Mr. Rice’s outplacement. At the sole discretion of the Company, Mr. Rice is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.
      Non-competition and Non-solicitation. Mr. Rice has agreed not to compete with us during the term of his employment and for two years following termination of his employment and to refrain from (i) employing our employees during this period or (ii) soliciting our employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period.
      Confidentiality. During the term of the agreement and subsequent to the termination of the agreement, Mr. Rice agrees not to disclose or use any confidential information.

Non-Solicitation Agreements
      In addition to any non-solicitation agreement that may be contained in his employment agreement, each executive officer has agreed that until twelve months after his termination of employment with us, he will not solicit, induce, recruit or otherwise cause any person that we employ to terminate his or her employment with us for the purpose of becoming employed or associated with the executive officer or any third party.

Stock Ownership Agreements
      Each executive officer has agreed not to sell or dispose of any shares of our common stock in the event that the market value of all shares owned by the executive officer, including all vested and unvested stock options and restricted stock, is less than specified multiples of his base salary as described in further detail in the “Report of the Compensation Committee” included below within this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes our equity plan information as of December 31, 2005:

Number of Securities
	Number of Securities		Remaining Available for
	to Be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,858,134	$30.00	3,432,602
Equity compensation plans not approved by security holders	—	—	—
Total	6,858,134	$30.00	3,432,602

(1)	Includes the following plans: the 1990 Employee Stock Option Plan, the 1995 Incentive Stock Option Plan and the 2000 Amended and Restated Stock Award Plan.
REPORT OF THE COMPENSATION COMMITTEE
      The following is the Report on Executive Officer Compensation by Royal Caribbean Cruises Ltd.’s (RCL) Compensation Committee, describing the compensation policies applicable to RCL’s executive officers with respect to compensation paid to such executive officers for the fiscal year ended December 31, 2005. All executive officers are compensated as employees of RCL.
      The Compensation Committee consists of Bernt Reitan (Chair), Bernard Aronson, Laura Laviada and Gert Munthe, none of whom is an executive officer or employee of RCL or its affiliates. All members of the Compensation Committee qualify as independent under the New York Stock Exchange rules.
      The Compensation Committee is responsible for making determinations with respect to executive officer compensation, as well as for the oversight and administration of RCL’s Executive Incentive Plan and Amended and Restated 2000 Stock Award Plan. This report discusses the executive compensation determinations made by the Compensation Committee with respect to the 2005 compensation of RCL’s executive officers (including all named executive officers).
Executive Officer Compensation Philosophy
      The executive officer compensation programs are designed to attract and retain executive officers who will contribute to RCL’s long-term success, to reward executive officers for achieving RCL’s short and long-term strategic goals, to link executive officer compensation and shareholder interests through performance and equity-based plans, and to recognize individual contributions to RCL’s performance.
      The Compensation Committee is assisted by an independent executive compensation consultant which advises the Committee as to competitive marketplace practices and supplies the Committee with statistical data and other executive officer compensation information. This permits the Committee to compare RCL’s compensation against levels and programs at peer companies and other organizations with which RCL competes for executive talent. The companies selected for compensation comparison purposes in 2005 include a direct competitor and companies of similar size in the hospitality, leisure and air transportation industries.
      The compensation of RCL’s executive officers consists of three principal elements: base salary, annual incentive payments and long-term incentive opportunities, comprised of stock options and time-vested restricted stock units. It is the Compensation Committee’s practice to target base salaries at the 50th percentile while delivering target total cash compensation at the 60th percentile, and long-term incentives at the 50th percentile. In making compensation decisions, the Compensation Committee reviews 25th, 50th and 75th percentiles of its compensation comparison group. The Compensation Committee also considers the total direct compensation annually for individual executive officers and the executive officers as a group.

Base Salary
      Base salaries of executive officers are compared against tourism and leisure industry companies with which RCL competes for executive talent. RCL reviews annual salaries versus the external market on an annual basis and recommends adjustments that reflect promotions, changes in levels of responsibility and competitive pay levels. In 2005, minimal emphasis was placed on base salary as a component of compensation and increases to base salary were limited to specific situations. This is a deliberate strategy to shift the mix of pay more towards performance-based annual incentives and equity.
Performance-Based Annual Incentives
      Annual bonus incentive awards are determined as a percentage of each executive officer’s base salary. The amount of the award is tied to RCL’s overall financial results and the performance of each executive officer together with his or her area of responsibility or business unit. The annual incentives are comprised of the following components: Corporate, Brand Performance (as applicable) and Department/ Individual Performance. For fiscal year 2005, the Company performance goal for each named executive officer was a net income goal; the brand performance goal was a brand-specific EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) goal; and the individual goals were goals established for each executive officer. Depending on the level of achievement, the plan will be funded, as follows:

Performance Level	Funding Level

Below threshold	No funding
At threshold	5% of funding
At target	100% of funding
At maximum	300% of funding
      In addition, the incentive award may be adjusted based on the Company’s relative EBITDA performance compared to others in the industry, as determined at the sole discretion of the Compensation Committee. The EBITDA performance will either increase or decrease the annual bonus incentive award by up to +/- 15%.
      For fiscal year 2005, the plan yielded a funding level of between target and maximum after taking into account the effect of the EBITDA multiplier.
Long-Term Incentive Awards
      Long-term equity-based incentive compensation awards are granted under the RCL Amended and Restated 2000 Stock Award Plan, which was approved by shareholders in May 2004. Under the Plan, the Committee can grant the following types of awards: stock options, restricted stock, restricted stock units, performance shares, and stock appreciation rights.
      In 2005, the Compensation Committee, in consultation with its executive compensation consultant, agreed on targeted annual grant values of long-term incentive awards for each executive officer. The amount of the targeted values was determined based on competitive market data. The targeted aggregate value of the award for each executive officer was divided into the following two types of equity awards:

•	Stock Options. Options vest over a four-year period, with 25% becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of the RCL common stock on the grant date.

•	Restricted Stock Units (RSUs). RSUs vest over a four-year period, with 25% converted to unrestricted, actual shares of RCL stock at each of the four anniversaries from grant date.

      The 2005 targeted annual grant values for each named executive officer, and the targeted allocation of this amount between stock options and RSUs, were as follows:

	Targeted Grant Value	Allocation

Chairman & CEO	$1,200,000	25% Stock Options; 75% RSUs
EVP & CFO	$600,000	25% Stock Options; 75% RSUs
Other Named Executive Officers	Between $300,000 to $400,000	Between 25% to 50% Stock Options; between 50% to 75% RSUs
      The equity program is also intended to facilitate compliance with the stock ownership requirements for RCL’s executive officers that have been adopted by the Board of Directors. These requirements, described below, further align the interests of executive officers with those of the shareholders by promoting stock ownership.
Stock Ownership Requirements
      At the recommendation of the Compensation Committee, after discussion with RCL’s executive compensation consultant, the Company approved and adopted stock ownership requirements for executive officers. The purpose of these requirements is to further align the interests of RCL’s executive officers with the shareholders by providing specified levels of RCL common stock ownership for each executive officer. The stock ownership requirements state that an executive officer may not dispose of any shares of RCL common stock if the fair market value of all common stock held by the executive officer, including all vested and unvested stock options and restricted stock units, is less than the following multiples of his or her base salary:

Chairman & CEO	5 times base salary
Other Named Executive Officers	3 times base salary
Chief Executive Officer Compensation
      Consistent with RCL’s overall compensation philosophy of placing more emphasis on performance-based compensation, the Committee did not increase Mr. Fain’s base salary of $950,000 during 2005. The Compensation Committee determined that Mr. Fain’s annual base salary was competitive with that of Chief Executive Officers at peer companies, as evidenced by data obtained from RCL’s executive compensation consultant.
      The Compensation Committee also awarded Mr. Fain a $2,744,610 annual incentive payment for fiscal year 2005 performance, which was 289% of his target award. The Compensation Committee’s decision to award Mr. Fain the annual incentive payment was based on RCL’s overall net income, Mr. Fain’s individual performance and EBITDA performance.
      In 2005, the Compensation Committee also approved a long-term incentive award to Mr. Fain consisting of 14,606 stock options and 18,779 time-vested restricted stock units. The estimated value of this award on the date of grant was $1,200,000, which ranks below the 50th percentile of the competitive market. The Compensation Committee determined the amount of this award based on the targeted grant value as described above, competitive market data and Mr. Fain’s significant contributions to RCL’s long-term strategic goals.
THE COMPENSATION COMMITTEE OF
ROYAL CARIBBEAN CRUISES LTD.
Bernt Reitan, Chairman
Bernard Aronson
Laura Laviada
Gert Munthe

STOCK PERFORMANCE GRAPH
      Set forth below is a graph comparing the cumulative total stockholder return on our shares of common stock against the cumulative total return on the S&P 500 Index and the Dow Jones US Travel & Leisure Index for the five fiscal years beginning December 31, 2000 and ending on December 31, 2005. The graph assumes that the value of the investments was $100 on December 31, 2000 and that all dividends and other distributions were reinvested.
CUMULATIVE TOTAL RETURN

	Cumulative Total Return
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

ROYAL CARIBBEAN CRUISES LTD.	100.00	62.79	66.52	141.93	224.71	188.29
S & P 500 INDEX	100.00	88.12	68.64	88.33	97.94	102.75
DOW JONES US TRAVEL & LEISURE INDEX	100.00	90.52	73.49	104.81	134.71	136.92
PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR
      Proposals of shareholders intended to be considered for inclusion in our proxy statement for the Company’s next annual meeting of shareholders must be received by the Corporate Secretary of the Company no later than December 21, 2006 at the Company’s executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with U.S. Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at the Company’s next annual meeting of shareholders, but not included in the Company’s proxy statement, must be received by the Corporate Secretary of the Company no later than January 26, 2007.
SOLICITATION OF PROXIES
      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
      Under the U.S. Securities and Exchange Commission rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” applies to you if all of the following criteria are met:

(1) You have the same address as other security holders registered on our books;

(2) You have the same last name as the other security holders; and

(3) Your address is a residential address or post office box.
      If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.
For Registered Shareholders
      Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.
What do I need to do to receive just one set of annual disclosure materials?
      You do not have to do anything. Unless American Stock Transfer and Trust Company is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.
What if I want to continue to receive multiple sets of materials?
      If you would like to continue to receive a separate set of materials for yourself, call or write American Stock Transfer and Trust Company at 800-937-5449 or 6201 15th Avenue, Brooklyn, New York 11219. A separate set of materials will be sent to you promptly.
What if I consent to have one set of materials mailed now, but change my mind later?
      Call or write American Stock Transfer and Trust Company to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?
      When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.
ANNUAL REPORT ON FORM 10-K
      WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO “INVESTOR RELATIONS” AT OUR ADDRESS SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

FOLD AND DETACH HERE
ROYAL CARIBBEAN CRUISES LTD.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2006
     The undersigned hereby appoints Richard D. Fain and Luis E. Leon, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the Hyatt Regency, Miami, Florida on Friday, May 26, 2006 at 9:00 A.M., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 20, 2006, and Annual Report to Shareholders for 2005.
The Board of Directors unanimously recommends a vote FOR Items 1 and 2.
1.     Election of Class I Directors
     For the election of Bernard W. Aronson, Richard D. Fain and Arvid Grundekjoen.

☐	FOR all persons listed	☐	WITHHOLD AUTHORITY
	(Except as marked to the contrary)		to vote for all persons listed

INSTRUCTION:	To withhold authority to vote for any individual person, line through the name of that person.

2.	Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2006.
☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN
(continued on reverse side.)

FOLD AND DETACH HERE
(continued on reverse side.)
     THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.
     Please sign exactly as your name appears on this Proxy. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If a corporation, please sign the full corporate name by duly authorized officer. If a partnership, please sign the full partnership name by authorized person. If shares are held jointly, each shareholder named should sign.
PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING ENVELOPE AND MAILED IN THE UNITED STATES.

Dated: __________________, 2006

________________________________________________
Signature

________________________________________________
Signature
PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY